UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August, 2007

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)
Delaware	001-13711	13-3429953
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 7.01           Regulation FD Disclosure

The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

On August 14, 2007, The Company issued a press release announcing the commencement of a $25.0 million open market share repurchase program and its agreement to acquire Tuscaloosa Resources, Inc. For reference the text of the release is included below:

WALTER INDUSTRIES, INC. ANNOUNCES SHARE REPURCHASE PROGRAM
AND ACQUISITION OF TUSCALOOSA RESOURCES, INC.
- Board Approves $25.0 Million Open Market Share Repurchase Program -
- Company Agrees to Acquire Birmingham, Ala.-based Surface Coal Miner -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT) announced today that its Board of Directors has approved a $25.0 million open market share repurchase program. The Company also announced the acquisition of Tuscaloosa Resources, Inc., a Birmingham, Ala.-based surface coal producer for the industrial and steam coal markets.

“This share repurchase program reflects the Board’s confidence in the long-term outlook for Walter Industries,” said Michael T. Tokarz, chairman of Walter Industries. “Our strong cash flows allow the Company to not only make investments and acquisitions in our businesses, but also deploy capital to buy back shares.”

The Company also announced that its wholly owned subsidiary, United Land Corporation, has agreed to acquire Tuscaloosa Resources, Inc. (TRI) for $21.7 million in cash and assumed debt.

TRI’s mines, which have historically produced approximately 800,000 tons of high BTU, primarily low sulfur coal per year for the industrial and electric utility markets, are located in Brookwood, Ala., near United Land’s barge load-out facility and Jim Walter Resources’ existing operations. The close proximity of TRI to the Company’s existing infrastructure is expected to provide opportunities for revenue and cost-related synergies, including opportunities to blend TRI’s coal production with the Company’s existing coal products, such as pond fine material and production from Kodiak Mining, to maximize profitability. Tuscaloosa Resources controls approximately 8.0 million tons of coal reserves, and generated a historical three-year average EBITDA of approximately $7.5 million.

“We are excited about this acquisition,” said Tokarz. “The addition of TRI diversifies our production base, accelerates our ability to access United Land’s approximately 10 million tons of controlled surface coal deposits and provides an immediate and profitable platform to grow our domestic Natural Resources business.”

The transaction, which includes $13.3 million in cash and the assumption of approximately $8.4 million in net debt, is subject to certain closing conditions and adjustments. The acquisition is expected to be completed in the third quarter and is projected to be accretive to earnings and cash flow in 2008.

In conjunction with the TRI acquisition, Charles C. “Chuck” Stewart has been named president of United Land. Stewart’s management responsibilities now include all of United Land’s coal operations, including TRI and Kodiak Mining. In addition to this role, he remains president of Sloss Industries. Prior to his role at Sloss, Stewart spent 25 years in progressively responsible roles at Jim Walter Resources, most recently as vice president of engineering. Stewart holds a Master’s Degree in Business Administration from Samford University and a Bachelor’s Degree in Mining Engineering from the University of Alabama.

Jan Kizziah, vice president of operations for Tuscaloosa Resources, Inc., will continue in his role and will report to Stewart. No significant changes to TRI’s headcount are currently planned.

About Tuscaloosa Resources, Inc.

Founded in 1995, Tuscaloosa Resources, Inc. is a low-cost producer of surface coal for the industrial and steam coal markets. Based in Birmingham, Ala., it employs approximately 100 people.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.3 billion and employs approximately 2,800 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute any strategic actions that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

- WLT -

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Victor P. Patrick
	Title:	Victor P. Patrick
Vice Chairman and General Counsel

Date:  August 14, 2007